September 10, 2015

Alexey Gavrilenya

Via email

Dear Alexey:

We are delighted to officially appoint you to the role of President, Eastern / Central Europe. In this new, expanded assignment, you will have overall strategic, financial and operating responsibility for Russia, Czech Republic, Shell Brussels, along with oversight of our Masternaut investment. You will report directly to me, and join the FLEETCOR Management Committee.

In this role, you will have responsibility for:

•	Delivering the annual revenue and profit plan for the businesses

•	Developing annual budgets and developing 3 year growth plans to insure 10% plus net revenue and 15% plus EBITDA growth annually throughout the forecast period

•	Focusing on mid-term growth initiatives (including new product, new sales, and new rate initiatives) to drive growth

•	Hiring, developing and retaining key team members

This role will be based in our London office.

The general terms of your employment offer are as follows…effective with your relocation to London.

CASH COMPENSATION

Salary
Your salary will be reset at £120,000 per year, paid monthly in accordance with FLEETCOR’s normal pay cycle.

Bonus
You will be eligible to participate in FleetCor’s Executive Bonus Program. Your annual target payout for this bonus will be 42% or £50,000.

Housing Allowance
We will provide you with a housing allowance of up to £5,000 per month for your housing expenses. Please note, we anticipate providing this allowance for 2 years at which time we will jointly decide on a long term/more permanent housing situation.

EQUITY

Performance-Based Restricted Stock:
You were granted 20,000 performance-based restricted shares in May 2012. Based on meeting strategic objectives related to NKT, we will vest 5,000 RS shares. This vesting requires formal compensation committee approval. We also agree to roll forward 15,000 RS performance-based restricted shares to vest 5,000 in 2016, 2017 and 2018 respectively. You and I will work together to establish performance criteria for these shares.

Stock Options:
You will be granted 15,000 new stock options at the next Compensation Committee Meeting. These stock options will be granted at fair market value at the time of grant and vest 50% in 2017 and 50% in 2018.

Non-compete: Like all company executives, you will be required to sign the company’s non-compete / non-solicitation agreement / non-disclosure as a condition of your employment.

Relocation Assistance
We will relocation assistance to move your household items from Russia to the UK.

Alexey, we are excited to have you begin this assignment.

Please let us know if we can answer any questions, or help better clarify our offer.

Best Regards,

Ron Clarke

Ron Clarke, Chairman and CEO

cc: Crystal Williams

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